October 25, 1994

Mr. Richard P. Randall
131 Peaceable Street
Redding, Connecticut  06896

Dear Dick:

Reference is hereby made to the Employment Agreement, dated as of July 30, 1993, between yourself as the Employee and Salant Corporation.

We have mutually agreed to amend the Employment Agreement, effective January
 1, 1995, as follows:

     Section 3 of the Employment Agreement is hereby deleted in its entirety and substituted with the following therefore:

     "Section 3.    Term of Employment.    For purposes of this Agreement,
 the term
"Employment Period"  shall mean the period commencing January 1, 1995 and ending
December 31, 1996.    The Corporation agrees that if it intends to renew or
 extend the term
of the Employment Period beyond December 31, 1996, it will so notify the Employee in writing on or before July 1, 1996."

Paragraph (a) of Section 4 is hereby deleted in its entirety and substituted with the following therefore:

     "(a)    Salary.    As annual salary for the services to be rendered by
 the Employee a
salary at the rate of $300,000 per annum from  January 1, 1995 to
 December 31, 1995; and
$320,000 per annum from January 1,1996 through December 31, 1996, payable in equal semimonthly installments during the Employment Period."

  Section 13 of the Employment Agreement is hereby deleted in its entirety and substituted with the following therefore:

     "Section 13.    Automobile Allowance.    During the Employment Period, the
Corporation will provide the Employee with an automobile allowance in the amount of $680 per month.

     Except as specifically set forth herein, the Employment Agreement remains in full
force and effect and is hereby ratified, confirmed and approved. The Employment Agreement, as modified by this letter, is the only agreement that governs the terms of your
employment   All other letters, agreements and memorandum are hereby null and void.

     If the foregoing correctly sets forth our mutual agreement, please sign and return to me the three attached copies of this letter.

                              Very truly yours,

                              SALANT CORPORATION


                              By: /s/ Nicholas P. DiPaolo

                                   Nicholas P. DiPaolo
                                   Chairman of the Board,
                                   President and CEO


Accepted and Agreed To:


By:  /s/Richard P. Randall

     Richard P. Randall

Date: October 26,1994